Exhibit 10.1

[KEY ENERGY LETTERHEAD]

[DATE]

[NAME AND ADDRESS]

Re: Retention Bonus

Dear [EMPLOYEE NAME]:

Key Energy Services, Inc., a Delaware corporation (the “Company”) considers your continued service and dedication to the Company essential to our success. To induce you to remain employed with the Company, the Company is pleased to offer you (“you” or “Employee”) a retention bonus, as described in this letter agreement.

In recognition of your continued service with the Company from July 1, 2018 until July 1, 2020 (the “Retention Period”), the Company is offering you a retention bonus in the amount of [$•], less all applicable withholdings and deductions withheld from the amount by the Company as required by law (the “Retention Bonus”), subject to the satisfaction of the terms and conditions of this letter agreement. Your Retention Bonus will vest 25% on July 1, 2019 and 75% on July 1, 2020 (each, a “Vesting Date”).

Section 1. Eligibility Criteria

You will be eligible to receive this Retention Bonus if all of the following criteria are satisfied:

1.	You are continually employed by the Company from the date of this letter agreement through and including the applicable Vesting Date. The Company will have the sole discretion to determine whether any leave of absence during the Retention Period constitutes a forfeiture of the Retention Bonus.

2.	You have not given notice of your intent to resign from employment on or before the applicable Vesting Date.

Section 2. Certain Terminations of Employment

In the event that your employment is terminated by the Company for any reason, except a Termination for Cause (as defined in your equity awards outstanding under the Company’s 2016 Equity and Cash Incentive Plan) during the Retention Period, the unvested portion of your Retention Bonus will vest in full, the date of termination will be the Vesting Date for such unvested portion of your Retention Bonus and you will be entitled to receive a settlement of the resulting vested portion of your Retention Bonus pursuant to Section 3 below. In the event that your employment with the Company terminates for Cause or by you for any reason, the unvested portion of your Retention Bonus will terminate and be forfeited.

Section 3. Payment of Retention Bonus

If you are eligible to receive any vested portion of the Retention Bonus pursuant to Section 1 or Section 2, such vested portion of the Retention Bonus will be paid to you in one lump sum cash payment on the first regularly scheduled pay date after the applicable Vesting Date, but in no event later than thirty (30) days following such Vesting Date.

Section 4. Miscellaneous Terms

Your employment remains at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause.

The Company shall oversee all aspects of the administration of the Retention Bonus and this letter agreement. The Company shall have complete control and authority to determine your rights with respect to the Retention Bonus or the rights of any other person having or claiming to have any interest to the Retention Bonus through you. The Company shall have complete discretion to interpret the provisions of this letter agreement and to decide all matters under this letter agreement, including, without limitation, the right to modify a vesting or forfeiture schedule applicable to the Retention Bonus. Such interpretation and decision shall be final, conclusive and binding on you and any person claiming under or through you, in the absence of clear and convincing evidence that the Company acted arbitrarily and capriciously. When making a determination or calculation, the Company shall be entitled to rely on information furnished by you or any Company representative. The Company may correct any defect, supply any omission, or reconcile any inconsistency in this letter agreement in the manner and to the extent it deems necessary or desirable to carry out the intent of this letter agreement, and the Company shall be the sole and final judge of that necessity or desirability.

Your Retention Bonus is intended to be a short-term deferral exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and shall be interpreted consistent with this intention. All rights under this letter agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any amounts due hereunder.

This letter agreement contains all of the understandings and representations between the Company and you relating to the Retention Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, with respect to any retention bonus; provided, however, that this letter agreement shall not prevent the Company from entering into subsequent agreements with you that could modify or amend this letter agreement.

Any payment of cash under this letter agreement to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment, to execute a release and receipt therefor in such form as it shall determine.

As partial consideration for the granting of the Retention Bonus, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this letter agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors.

This letter agreement, for all purposes, shall be construed in accordance with the laws of Texas without regard to conflicts-of-law principles.

The provisions this letter agreement shall bind and inure to the benefit of the Company and the successors and assigns of the Company. All references to the “Company” within this letter agreement shall refer to the Company and any such successor or assignee of the Company.

If this letter agreement accurately sets forth our understandings and agreements with respect to the subject matter hereof, please execute this letter agreement in the space provided below and send a fully executed copy of this letter agreement to Katherine I. Hargis in the enclosed confidential envelope no later than July 15, 2018. The remaining copy is for your files. If Katherine Hargis does not receive a signed copy of this letter agreement on or before July 15, 2018, the terms of this letter agreement will expire and neither Company nor any of its subsidiaries or affiliates will have any obligations hereunder. Should you have any questions, please call at (713) 651-4446. We look forward to your continued employment with us.

Very truly yours,

KEY ENERGY SERVICES, INC.

By:

[NAME]
[TITLE]

Agreed to and accepted:

[EMPLOYEE NAME]

Date

cc [HUMAN RESOURCES REPRESENTATIVE]